Exhibit 10.112

Final Execution Version Victor M. Oviedo

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”) to the Employment Agreement (the “Employment Agreement”) dated February 10, 2022 by and between Investview, Inc. (the “Employer”) and Victor M. Oviedo (the “Executive”) is entered into this 24th day of June, 2022.

WHEREAS Sections 2.5 and 2.7 of the Employment Agreement contemplated the grant of restricted stock to the Executive pursuant to the terms of the Investview, Inc. 2022 Incentive Plan, which restricted stock has not been granted to the Executive; and

WHEREAS, after consideration of the taxation and tax withholding implications, and other consequences, of the granting and vesting of restricted stock under the Plan, the parties have determined it is in the best interests of the Employer and Executive to restructure the grant of equity under Section 2.5 and 2.7 of the Employment Agreement as the grant of stock options, based on a conversion factor which, following consultation with an independent valuation firm, was determined, based upon prevailing market and other conditions, to be 1.25 to 1; and

WHEREAS the parties have agreed that the Employment Agreement be amended to provide for the grant of stock options rather than restricted stock under Sections 2.5 and 2.7 of the Employment Agreement.

NOW, THEREFORE, the parties agree to amend the Employment Agreement as follows:

1. Section 2.5 of the Employment Agreement is hereby amended and restated to read as follows:

2.5 Grant of Stock Option. The Employer hereby agrees, as of the effectiveness of a Registration Statement on Form S-8 covering Company shares issuable under the “Plan” (as hereafter defined), to award and grant to the Executive a stock option (the “Option”) to acquire seventy-five million (75,000,000) shares of INVU Common Stock (collectively, the “Option Shares”) under the Investview, Inc. 2022 Incentive Plan or a similar equity plan approved by the Board (such plan as it may be amended from time to time, the “Plan”), such Option to be subject to the vesting, forfeiture and other restrictions as contained below and in the Plan and the award agreement evidencing such Option to be executed between the Employer and the Executive, which shall be in substantially the form attached hereto as Exhibit A (the “Option Award Agreement”). To the extent authorized in the Plan and Option Award Agreement, the Option Award Agreement shall be subject to the terms as provided below, notwithstanding any terms to the contrary in the Plan or the Option Award Agreement itself.

(a) Vesting of Option. Subject to the terms of this Agreement, the Plan and the Option Award Agreement, the Option shall vest and become exercisable, on a cumulative basis, in accordance with the following schedule, subject to at the time of each vesting date (each, a “Section 2.5(a) Scheduled Vesting Date”): (i) the Executive remaining a full-time employee of the Employer, and (ii) there not having occurred a For Cause Event:

Vesting Date	Option Vesting	Option Shares
February 3, 2023	20%	15,000,000
February 3, 2024	20%	15,000,000
February 3, 2025	20%	15,000,000
February 3, 2026	20%	15,000,000
February 3, 2027	20%	15,000,000

(b) Treatment of Options Upon a Change in Control. Upon the occurrence of a “Change in Control” (as defined in the Plan), vesting of the Option shall remain subject to the terms of Sections 2.5(a) above and 2.5(c) below; however, should the Executive’s employment with the Employer be terminated by the Employer without Cause or by the Executive with Good Reason, within twelve (12) months of the Change in Control, all of the Options that have not yet vested as of such date shall immediately and automatically vest and become non-forfeitable.

(c) Treatment of Option Upon a Termination of Employment. The following provisions governing the treatment of the Option shall apply in the event the Executive’s employment with the Employer is terminated.

i. Termination by Employer for Cause or by Executive Without Good Reason. If the Executive’s employment and this Agreement is terminated by the Employer for Cause pursuant to Section 6.2(a), or by the Executive without Good Reason pursuant to Section 6.2(d), the vesting of the Option shall cease as of the date of such termination, and any unvested portion of the Option shall be forfeited by the Executive.

ii. Termination Due to Executive’s Death or Disability. If the Executive’s employment and this Agreement is terminated due to the Executive’s death or Disability (within the meaning of Section 6.2(b)), and at the time no circumstance, event or occurrence constituting a For Cause Event existed, then any portion of the Option that is scheduled to vest during the period from the date of Executive’s termination of employment through the next Section 2.5(a) Scheduled Vesting Date, as applicable (but in no event longer than a six-month period following the date of Executive’s termination of employment) shall immediately and automatically vest and become non-forfeitable and the remaining unvested portion of the Option shall terminate and be forfeited by the Executive.

iii. Termination by Employer without Cause or by Executive with Good Reason. If the Executive’s employment and this Agreement is terminated by the Employer without Cause pursuant to Section 6.2(e) or by the Executive with Good Reason pursuant to Section 6.2(c), then any portion of the Option that is scheduled to vest during the period from the date of Executive’s termination of employment through the next Section 2.5(a) Scheduled Vesting Date, as applicable, pursuant to Section 2.5(a) above (but in no event longer than a six-month period following the date of Executive’s termination of employment) shall immediately and automatically vest and become non-forfeitable and the remaining unvested portion of the Option shall terminate and be forfeited by the Executive.

(d) Prohibition Against Transfer of Option. Prior to the vesting and exercise of the Option, the Executive shall not transfer, assign, sell, barter, pledge or hypothecate in any way (whether by operation of law or otherwise) (collectively or singularly, a “Transfer”) any of the Option Shares. Any such transfer in violation of this Section 2.5(d) shall be void and of no further effect.

(e) Required Tax Withholding Obligations. The Employer may require payment by the Executive or withhold any income or employment tax which the Employer reasonably determines is payable as a result of the exercise of the Option or any payments thereon or in connection therewith, and the Employer may defer issuing the Option Shares to the Executive until arrangements satisfactory to the Employer have been made with regard to any such withholding obligation. The Employer, in its sole discretion, may withhold a portion of the Option Shares to satisfy such withholding obligations.

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2. Section 2.7 of the Employment Agreement. Section 2.7 of the Employment Agreement is hereby amended and restated to read as follows:

2.7 Board Member Compensation. As a member of the Employer’s Board, the Executive will be entitled to the additional compensation as provided in this Section 2.7.

(a) Initial Board Member Compensation. The Employer hereby agrees, as of the effectiveness of a Registration Statement on Form S-8 covering Company shares issuable under the Plan, to award and grant to the Executive a stock option (the “Director Option”) to acquire twenty-five million (25,000,000) shares of INVU Common Stock (collectively, the “Director Option Shares”) under the Plan, such Director Option to be subject to the vesting, forfeiture and other restrictions as contained below and in the Plan and award agreement evidencing such Director Option to be executed between the Employer and the Executive, which shall be in substantially the form attached hereto as Exhibit B (the “Director Option Award Agreement”). To the extent authorized in the Plan and Director Award Agreement, the Director Option Award Agreement shall be subject to the terms as provided below, notwithstanding any terms to the contrary in the Plan or the Director Option Award Agreement itself.

(b) Vesting of Director Option. Subject to the terms of this Section 2.7, the Plan and the Director Option Award Agreement, the Director Option shall vest and become non-forfeitable, on a cumulative basis, in accordance with the following schedule, subject to at the time of each vesting date (each, a “Section 2.7(b) Scheduled Vesting Date”): (i) the Executive remaining a Member of the Board of Directors; and (ii) there not having occurred a For Cause Event:

Vesting Date	Option Vesting	Director Option Shares
February 3, 2023	20%	5,000,000
February 3, 2024	20%	5,000,000
February 3, 2025	20%	5,000,000
February 3, 2026	20%	5,000,000
February 3, 2027	20%	5,000,000

(c) Treatment of Director Option Upon a Change in Control. Upon the occurrence of a Change in Control (as defined in the Plan), vesting of the Director Option shall remain subject to the terms of Sections 2.7(b) above and 2.7(d) below; however, if the Executive ceases to be a Member of the Board of Directors as a result of the Executive’s employment with the Employer being terminated by the Employer without Cause or by the Executive with Good Reason within twelve (12) months of the Change in Control, all of the Director Option that has not yet vested as of such date shall immediately and automatically vest and become non-forfeitable.

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(d) Treatment of Director Option Upon Ceasing to be a Member of the Board of Directors. The following provisions governing the treatment of the Director Option shall apply in the event the Executive ceases to be a Member of the Board of Directors.

i. Termination by Employer for Cause or by Executive Without Good Reason. If the Executive ceases to be a Member of the Board of Directors by reason of the Executive’s employment and this Agreement being terminated by the Employer for Cause pursuant to Section 6.2(a), or by the Executive without Good Reason pursuant to Section 6.2(d), the vesting of the Director Option shall cease as of the date of such termination, and the remaining unvested portion of the Director Option shall be forfeited by the Executive.

ii. Termination Due to Executive’s Death or Disability. If the Executive ceases to be a Member of the Board of Directors by reason of the Executive’s employment and this Agreement being terminated due to the Executive’s death or Disability (within the meaning of Section 6.2(b)), and at the time no circumstance, event or occurrence constituting a For Cause Event existed, then that portion of the Director Option that is scheduled to vest during the period from the date of termination through the next Section 2.7(b) Scheduled Vesting Date, as applicable (but in no event longer than a six-month period following the date of Executive’s date of termination) shall immediately and automatically vest and become non-forfeitable and the remaining unvested portion of the Director Option shall terminate and be forfeited by the Executive.

iii. Termination by Employer without Cause or by Executive with Good Reason. If the Executive ceases to be a Member of the Board of Directors by reason of Executive’s employment and this Agreement being terminated by the Employer without Cause pursuant to Section 6.2(e) or by the Executive with Good Reason pursuant to Section 6.2(c), then that portion of the Director Option that is scheduled to vest during the period from the date of termination through the next Section 2.7(b) Scheduled Vesting Date, as applicable (but in no event longer than a six-month period following the date of Executive’s termination) shall immediately and automatically vest and become non-forfeitable and the remaining unvested portion of the Director Option shall terminate and be forfeited by the Executive.

3. Section 6.3(b)(iv) of the Employment Agreement. Section 6.3(b)(iv) of the Employment Agreement is amended and restated to read as follows:

iv. Any unvested portion of the Option and Director Option that is scheduled to vest during the period from the date of termination through the next Section 2.5(a) Scheduled Vesting Date or Section 2.7(b) Scheduled Vesting date, as applicable, pursuant to Section 2.5(a) and Section 2.7(b), as the case may be (but in no event longer than a six-month period following the date of Executive’s date of termination), shall immediately and automatically vest and become non-forfeitable and the remaining unvested portion of the Option and Director Option shall terminate and be forfeited by the Executive.

4. Section 8.9 of the Employment Agreement. Section 8.9 of the Employment Agreement is amended by changing the phrase “Restricted Shares or Director Restricted Shares” to “Option Shares or Director Option Shares” where it appears in Section 8.9.

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5. Advice of Counsel. Executive acknowledges that Fox Rothschild LLP represents the Employer as its legal counsel. Executive represents that Executive has had the opportunity to avail himself of the advice of counsel prior to signing this Amendment and has elected to forego advice from counsel or is satisfied with Executive’s counsel’s advice and that Executive is executing the Amendment voluntarily and fully intending to be legally bound because, among other things, the Amendment provides valuable benefits to Executive which Executive otherwise would not be entitled to receive. Each of the parties hereto has participated and cooperated in the drafting and preparation of this Amendment. Hence, this Amendment shall not be construed against any party.

6. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement and electronic, digital or facsimile signatures shall be deemed original signatures. In making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, or by DocuSign, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

7. Effect of Amendment. The Executive, by execution of this Amendment and the corresponding right to receive a grant of the Option and the Director Option, agrees to relinquish any and all rights to receive a grant of restricted stock as originally contemplated in the Employment Agreement. This Amendment only changes the provisions of the Employment Agreement noted in this Amendment, and in all other respects the Employment Agreement remains in full force and effect.

SIGNED AND DELIVERED to be effective as of the date first noted above.

EMPLOYER:

Investview, Inc.

By:	/s/ James R. Bell
Name:	James R. Bell
Title:	President; Acting Chief Operating Officer

By:	/s/ David B. Rothrock
Name:	David B. Rothrock
Title:	Chairman of the Board

EXECUTIVE:

By:	/s/ Victor M. Oviedo
Name:	Victor M. Oviedo

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